EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

On June 28, 2002, the Company dismissed Arthur Andersen LLP (“Arthur Andersen”) as its independent auditor and appointed PricewaterhouseCoopers LLP to replace Arthur Andersen. After reasonable efforts, the Company has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference in this Registration Statement of Arthur Andersen’s audit reports with respect to the Company’s financial statements as of December 31, 2001 and December 31, 2000 and for the years then ended. Under these circumstances, Rule 437a of the Securities Act of 1933, as amended (the “Securities Act”), permits the Company to file this Registration Statement without a written consent from Arthur Andersen.

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report, or valuation, which purports to have been prepared or certified by the accountant.

As noted above, Arthur Andersen has not consented to the incorporation by reference of any audit report in this Registration Statement. As a result, Arthur Andersen may not be liable under Section 11(a) of the Securities Act to those persons purchasing shares registered under this Registration Statement. The Company believes, however, that other persons who are liable under Section 11(a) of the Securities Act, including the Company’s officers and directors, may still rely on Arthur Andersen’s audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.